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EXHIBIT 10-AE

                             RESIGNATION AGREEMENT
                             ---------------------


This Agreement is made as of October 25, 1996, by and between Quality Dining, Inc. ("Corporation") and Michael G. Sosinski ("Employee").

                                   RECITALS

  A. Employee has been employed by Corporation to perform certain duties as determined by Corporation during the term of Employee's employment.

  B. Employee now desires to resign his employment with the Corporation (including all offices and directorships) effective October 25, 1996, according to the terms of this Agreement.

  C. Incident to Employee's resignation, the Corporation is willing to pay certain compensation to Employee and provide certain other benefits which would not otherwise be due to Employee.

  D. Employee and the Corporation desire to confirm by this Agreement the acceptance of Employee's resignation and the termination of Employee's employment as well as the acceptance by Employee of the consideration to be furnished to him by the Corporation in consideration for the full and complete release by Employee of the Corporation and its officers, directors, employees, subsidiaries and affiliates.

NOW THEREFORE, in consideration of the terms and conditions set forth below, in addition to other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Severance Pay. Corporation and Employee acknowledge that Employee's employment with the Corporation (including all offices and directorships with the Corporation) will terminate as of the end of the Corporation's normal close of business on October 25, 1996 (the "Resignation Date"), and that the Corporation will make severance payments to Employee in the total amount of One Hundred Sixty Thousand Dollars ($160,000.00) (less taxes and other legally required or authorized withholdings and deductions) (the "Severance Payment"), payable to Employee as follows:

    a) Fifty percent (50%) of the Severance Payment on the first regularly scheduled payroll date following January 1, 1997;

    b) Twenty-five percent (25%) of the Severance payment will be paid promptly upon satisfactory completion of the Corporation's 1996 Fiscal Year audit; as long as the audit does not reveal or uncover any material irregularities within the Corporation's accounting practices; and

    c) Twenty-five percent (25%) of the Severance Payment will be paid promptly after the Corporation's annual meeting in March of 1997;

    Provided, however, each of the payments specified in Paragraph 1(b) and (c) above are contingent upon and shall be payable to Employee only if a committee of outside directors of the Corporation determine, in their sole discretion, that no issues, conditions, circumstances or complications exist which would not otherwise exist had Employee discharged the duties of his

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    office in the manner expected by the Corporation. Each of the payments in this Paragraph 1 are severable and independent of each other and all other provisions of this Agreement.

2. Stock Options. The Corporation agrees that all of the Employee's stock options with the Corporation, both vested and unvested, will be vested by the Corporation on the Resignation Date. The parties agree that all of the Employee's stock options with the Corporation are accurately listed in Exhibit A, attached hereto and made a part hereof (the "Options"). If not sooner exercised, the Options will expire and terminate at the close of business on October 24, 1999.

3. Vacation, Sick Leave and Personal Days. Employee agrees that he shall not be entitled to and shall not receive any compensation for any accrued sick days, vacation days and/or personal days, other than the compensation being paid to him pursuant to this Agreement.

4. Other Benefits. Employee will be entitled to any benefits he is vested in on the Resignation Date in the Corporation's retirement plan, in accordance with the terms of such plan. Employee is not entitled to any other Corporation benefits, except as stated in the Corporation's plans. The Corporation will pay Employee's COBRA premiums for one (1) year from the Resignation Date.

5. Corporation Stock. Employee is the owner of 36,927 shares of the Corporation's common stock ("Stock"). If the Corporation's common stock does not close at or above Thirty-Five Dollars ($35.00) per share ("Base Share Price") on any date after the Resignation Date up to and including October 24, 1998, then Employee shall be entitled to the "Price Protection" in accordance with the terms of this Paragraph. Subject to the foregoing, Employee shall have the right, but not the obligation, to receive the Price Protection by written notice to Corporation given no later than November 24, 1998. In such event, Corporation, at its option, shall either (i) pay Employee the difference between (a) the Base Share Price and (b) the closing price of Corporation's common stock on October 24, 1998 times the number of shares of the Stock still owned by Employee on October 24, 1998 or (ii) purchase the number of shares of the Stock still owned by Employee on October 24, 1998 at the Base Share Price (the "Price Protection"). If Corporation elects clause (ii), then upon the delivery of the applicable purchase price by Corporation to Employee, Employee shall endorse to and deliver the applicable stock certificates for the Stock and/or stock powers and such other instruments as may be necessary to transfer the Stock to Corporation or its designee. The Base Share Price and the number of shares of the stock shall be equitably adjusted to reflect any mergers, consolidations, stock splits, stock dividends or other similar events which may occur subsequent to the Resignation Date.

6. Consulting Services. In consideration for the benefits and payments specified in Paragraphs 1 and 2 above, Employee agrees to provide consulting services to the Corporation from the Resignation Date through the date of the Corporation's Annual Meeting in March of 1997. Employee's consulting services shall include without limitation advising, consulting, counseling and providing the Corporation with information concerning or relating to Corporation's 1996 Fiscal Year audit ("Consulting Services"). The parties estimate that the Consulting Services will require (but not be limited to) approximately ten (10) hours per month. In addition to the Consulting Services, Employee agrees to cooperate with Corporation and sign any documents necessary to effectuate the intent of this Agreement, including the execution and delivery of such other documents and records including, without limitation, corporate minutes relating to any period Employee was an officer or director of the Corporation.

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7.  Non-Compete Restrictions. For a period of two (2) years after the
    Resignation Date, Employee will not anywhere in the United States or Canada independently or in association with others, engage in any work for, accept any employment with, or render, directly or indirectly, advice, consulting services or assistance of any kind to any person, partnership, corporation, limited liability company, association, entity or other organization whose principal or primary business is the baking, preparation and/or sale of bagels, bagel sandwiches, cream cheeses and/or other such related products of any sort for the duration of this period. Provided, however, the foregoing shall not preclude Employee from rendering any such advice or services to any bagel business operating in St. Joseph County provided such business is not part of a system that has more than twenty-five (25) retail outlets.

8. Full and Complete Release. Employee hereby unconditionally releases and discharges Corporation from any claims, known or unknown, directly or indirectly related to or in any way connected with Employee's employment with Corporation or the resignation of Employee's employment with Corporation. The parties agree and acknowledge that the claims or actions released herein include, but are not limited to, those based on any common law tort action or based on allegations of wrongful discharge and/or breach of contract, and those alleging any violation or discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis under Title VII of the Civil Rights Act, Americans With Disabilities Act, Family and Medical Leave Act, all as amended, or those alleging any claim under any other federal, state, or local law, rule, or regulation. Employee also agrees that Employee's rights under the aforementioned statutes or any other federal, state, or local law, rule or regulation are effectively waived by this Agreement.

9. Return of Property. Employee agrees that no later than five (5) days after the Resignation Date, Employee shall return to Corporation all Corporation property in Employee's possession or control, including, but not limited to, Corporation documents, materials, computer disks, and other records.

10. Announcements. The Corporation and Employee agree not to make any derogatory or negative comments concerning the other. Whenever Employee or Corporation discuss, refer to, comment on or make any statements with regard to the other party, both parties agree to discuss, refer to, comment on and make any such statements with regards to the other party substantially in the form and content as set forth in Exhibit B.

11. Definition of Corporation. The parties understand that as used in this Agreement, "Corporation" includes Quality Dining, Inc. and all of their past and present officers, directors, employees, trustees, agents, parents, partners, shareholders, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity's subsidiaries, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be subject to any claim or cause of action arising out of or related to Employee's employment or Employee's resignation of employment with the Corporation.

12. Enforceable. Employee further understands, and it is Employee's intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances or provision, it shall remain fully valid and enforceable as to all other claims, charges, circumstances and provisions. As to any actions, claims, or charges that would not be released because of the revocation, invalidity, or unenforceability of this Agreement, Employee understands that the return of the severance payments described above, with legal interest, is a prerequisite to asserting or bringing any such claims, charges, or actions.

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13. Voluntary Agreement. Employee expressly acknowledges and agrees that he has entered into this Agreement freely, knowingly and voluntarily and with full knowledge and understanding of its terms and that it constitutes a binding agreement releasing the Corporation from all claims arising out of Employee's employment and separation from employment. Employee further acknowledges that he has been given an opportunity to consult with Employee's legal advisor prior to execution hereof.

14. Effective Date. This Agreement shall take effect seven (7) days after the Employee executes it. The Employee shall have the right to revoke this Agreement during the period of seven (7) days following his execution of this Agreement. In order to revoke the Agreement, the Employee must notify the undersigned representative of the Corporation, in writing, of his decision to revoke, and said notice must be received by the undersigned representative of the Corporation no later than seven (7) days following the execution of this Agreement. If the Employee revokes this Agreement, he shall promptly repay to the Corporation all consideration paid to the Employee under Paragraphs 1 and 2 of this Agreement.

15. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMPLOYEE                               QUALITY DINING, INC.




/s/ Michael G. Sosinski                By: /s/ Daniel B. Fitzpatrick
-----------------------                   -------------------------
Michael G. Sosinski                       Daniel B. Fitzpatrick
                                          President and CEO

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                                   EXHIBIT A

                            EMPLOYEE STOCK OPTIONS

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                                   EXHIBIT B

     Mike Sosinski was employed by Quality Dining, Inc. from February of 1983 through October of 1996. During that time, Quality Dining grew from 7 Burger King restaurants with approximately $6,000,000.00 in annual sales to a Company that operated and franchised a total of 558 quick service and casual theme dining restaurants with approximately $450,000,000.00 in system-wide sales.
From the time this Company went public in March of 1994, Mike served as its Chief Financial Officer with responsibility for the Corporation's financial, tax and accounting functions. Mike has left the Company to pursue other business interests and spend more time with his family. Mike is pleased to have had the opportunity to work at Quality Dining as it grew to one of the nation's pre-eminent restaurant companies and Mike believes that under the strong leadership of Dan Fitzpatrick, Quality Dining will continue to enjoy the dynamic growth and success which has been its hallmark.